EXHIBIT 10.1

MAGNUS INTERNATIONAL RESOURCES INC.
101 Convention Center Drive, 7th Floor
Las Vegas, Nevada 89109
Tel: (888) 888-1494

July 25, 2005

To:
THE BOARD OF DIRECTORS OF
FIRST FORTUNE INVESTMENTS INC.
Suite 1103, 1166 Alberni St.
Vancouver, B.C. V6E 3Z3

Dear Sirs/Mesdames:

Re:	OFFER BY MAGNUS INTERNATIONAL RESOURCES INC. ("MAGNUS") TO ACQUIRE ALL OF THE ISSUED AND OUTSTANDING SHARES OF GOLDEN RIVER RESOURCES CORP. ("GOLDEN RIVER") FROM THE SOLE OWNER OF SUCH SHARES, FIRST FORTUNE INVESTMENTS INC. ("FIRST FORTUNE")

Subject to and in accordance with the terms and conditions contained herein, this binding letter agreement (the "Letter Agreement") will set forth the basic understanding, terms and conditions relating to the acquisition of all of the issued and outstanding shares of capital stock (the "Shares") of Golden River, a company organized under the laws of the Province of British Columbia, from First Fortune, a company organized under the laws of the Province of British Columbia, by Magnus, a company organized under the laws of the State of Nevada (the "Transaction").

By execution of this Letter Agreement, the parties agree to enter into a more formal purchase agreement by way of a share purchase agreement (the "Formal Agreement") and other documents that more fully delineate and formalize the terms outlined in this Letter Agreement, failing which the following terms will apply:

1.             Form of Transaction.     First Fortune will transfer all of the Shares to Magnus, in exchange for Magnus paying US$400,000 (within 10 calendar days of the execution of this Letter Agreement), which amount is to be held in trust by Devlin Jensen (the "Escrow Agent"), and which is to be paid as follows:

(a)           the Escrow Agent will directly reimburse Geology Brigade 209 of the Nuclear Industry of Yunnan Province ("Team 209") for all expenses incurred, which amount shall not exceed US$100,000, on behalf of First Fortune for Golden River's outstanding debt owing to Team 209 (the “Debt”) with respect to operating costs of Yunnan Western Mining Ltd. ("Western Mining"), the sinoforeign joint venture company organized under Chinese Law in which Golden River has the right to earn a 90% interest under a co-operative joint venture agreement (the "JV Agreement") entered into between Team 209 and Golden River on August 29, 2003 upon the conditions in (b)(i) and (b)(ii) being satisfied.  Upon satisfaction of the Debt, such satisfaction to be mutually agreed between Team 209 and Magnus, any remaining balance on the $100,000 shall be released back to Magnus by the Escrow Agent;

(b)           US$200,000 is to be released by the Escrow Agent to First Fortune upon the following conditions being satisfied:

(i)            all necessary government approvals have been received by Team 209 and Golden River for the transfer of 100% of the shares of Golden River to Magnus; and

(ii)           all necessary government approvals have been received by Team 209 and Golden River for amendments to the JV Agreement, including, but not limited to, the following:

(A)          Section 5.3 of the JV Agreement is to be amended so that Golden River (Party B) has until December 31, 2005 to contribute the first US$200,000 to the registered capital of Western Mining (the co-operative company), until July 31, 2006 to contribute the next US$300,000, until December 31, 2007 to contribute the next US$1,000,000, and until December 31, 2009 to contribute the final US$1,510,000; and

(B)           Section 3.5 shall be changed to "The legal address of the Cooperative Company shall be Dushimingyuan Bldg., No. A-2708, Central Renmin Road, Kunming City, Yunnan Province, 650031, People's Republic of China"; and

(c)           US$100,000 is to be released by the Escrow Agent to First Fortune on or before, as mutually agreed by the parties, the day that is 12 months from the closing date of the Transaction, which closing date is to be a day on or before the third day after the conditions in (b)(i) and (b)(ii) have been satisfied (the "Closing Date").

If the amount of funds to be released by the Escrow Agent as set forth in (a) above, which amount shall not exceed US$100,000, is required to be released by the Escrow Agent to Team 209 prior to the conditions set forth in (b)(i) and (b)(ii) above being satisfied, in order to prevent the JV Agreement from being terminated and/or the business license of Western Mining from being revoked, then the release of such funds, which shall not exceed US$100,000, by the Escrow Agent to Team 209 will be treated as a loan to First Fortune, which will bear interest at a rate of 4% per annum, calculated and paid semi-annually in arrears (the "Loan"). In addition, the Loan will be due on demand by Magnus.

2.             Formal Agreement.     The terms, conditions and provisions governing the Transaction will be contained in a Formal Agreement, which will be prepared and executed in form and substance satisfactory to Magnus and First Fortune, and their respective legal counsel.

3.             Representations and Warranties. The Formal Agreement shall contain usual and customary representations and warranties by each of Magnus and First Fortune, about each such corporation, including but not limited to:

(i)            due incorporation and good standing;
(ii)           authorized, issued and outstanding share capital and securities;
(iii)          due authorization of the transactions and agreements relating thereto;
(iv)          title of First Fortune to its assets;
(v)           correctness of financial statements;
(vi)          condition of properties, equipment and other material assets;
(vii)         absence of undisclosed or contingent liabilities;
(viii)        absence of any material adverse change since the date of its most recent financial statements in the financial condition, results or prospects of such corporation;
(ix)          compliance with applicable laws and securities filings, as applicable;
(x)           absence of tax liabilities other than on a current basis;
(xi)          absence of any threatened or pending litigation;
(xii)         continuing validity of contracts, licenses and permits; and
(xiii)         that 100% of the shares of Golden River issued and outstanding are owned by First Fortune and free and clear of any liens or encumbrances.

4.             Indemnification.     Each of Magnus and First Fortune shall agree to indemnify the other against any loss, damage, expense, judgment or payment (including expenses of investigation, attorney's fees and litigation expenses) resulting from the inaccuracy of any representation or warranty made by such corporation in the Formal Agreement.

5.             Representation on Golden River's and Western Mining's Board.     Concurrent with the completion of the Transaction on the Closing Date, the Board of Directors of both Golden River and Western Mining shall be reconstituted such that Magnus will have 100% representation on Golden River's Board of Directors and representation as stipulated under the JV Agreement on Western Mining's Board of Directors.

6.             Confidentiality.     Each of Magnus and First Fortune agrees to treat all information (including but not limited to any information identified as "confidential" in writing and any such information which by its content or from the manner in which it is provided could reasonably be deemed to be confidential) concerning the other furnished, or to be furnished, by or on behalf of the other in accordance with the provisions of this paragraph (collectively, the "Information"), and to take, or abstain from taking, other actions set forth herein. The Information will be used solely for the purpose of evaluating the proposed Transaction, and will be kept confidential by each corporation and its officers, directors, employees, representatives, agents, and advisors; provided that (i) any of such Information may be disclosed by either corporation to its officers, directors, employees, representatives, agents, and advisors who need to know such information for the purpose of evaluating the proposed Transaction, (ii) any disclosure of such information may be made to which each corporation consents in writing, (iii) such information may be disclosed if so required by law, and (iv) such obligation of confidentiality shall expire upon such confidential information becoming public by means other than a breach of this paragraph. If the proposed Transaction is not consummated, each of Magnus and First Fortune will promptly return all documents, contracts, records, or properties to the other. The provisions of this paragraph shall survive the termination of this Letter Agreement.

7.             Public Disclosure.     Neither party hereto will issue any public announcement or press release or otherwise make any public disclosure concerning the transactions contemplated herein without the prior approval of the other party hereto or except as may be required by law.

8.             Reasonable Commercial Efforts.     Each of Magnus and First Fortune will negotiate in good faith and use its reasonable commercial efforts to arrive at a mutually acceptable Formal Agreement for approval, execution, and delivery on the earliest reasonably practicable date. Each party hereto will also use its reasonably commercial efforts (subject to all the terms and conditions hereof and the Formal Agreement) to effect the closing of the Transaction and to proceed with the transactions contemplated in this Letter Agreement and the Formal Agreement as promptly as is reasonably practicable.

9.             Costs.     Magnus and First Fortune will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, financial and other advisors, incurred at any time in connection with pursuing or consummating the Formal Agreement and the transactions contemplated herein.

10.           Execution in Counterparts.     This Letter Agreement may be executed in original or counterpart form, delivered by facsimile or otherwise, and when executed by the parties as aforesaid, shall be deemed to constitute one agreement and shall take effect as such.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

11.           Governing Law.     The situs of this Letter Agreement is Vancouver, British Columbia, and for all purposes this Letter Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia.

Yours truly,

MAGNUS INTERNATIONAL RESOURCES INC.

Per: /s/ Graham Taylor
             Graham Taylor, President

If First Fortune wishes to accept the terms and conditions set forth above, please execute this Letter Agreement and return an originally executed as well as a facsimile copy to Magnus' legal counsel, Devlin Jensen at 2550 - 555 W. Hastings St., Vancouver, B.C., V6B 4N5, Attention: Michael Shannon; Facsimile: (604) 684-0916. Upon such execution and return, this Letter Agreement shall constitute a binding agreement upon the parties.

Agreed and accepted this 25th day of July, 2005.

FIRST FORTUNE INVESTMENTS INC.

Per: /s/ Robert Atkinson
             Robert Atkinson, President